October 20, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Pro-Dex, Inc.'s statements included under Item 4(a) of its Form 8-K for October 16, 2003, and we agree with such statements concerning our Firm.

McGLADREY & PULLEN, LLP